Exhibit 10.7

Exhibit 10.7

[Letterhead of John A. Thain]

January 15, 2004

Mr. John S. Reed

Chairman

New York Stock Exchange, Inc.

11 Wall Street

New York, N.Y. 10005

Dear John:

I am excited about joining the New York Stock Exchange and playing a leadership role in the management and further development of such a prestigious institution. I look forward to working closely with you and other members of the Board of Directors to build upon the Exchange’s existing strengths and enhance the operational efficiency of the Exchange as well as to coordinate and reform internal management controls in a manner consistent with Board mandates. In this regard, I thought it would be beneficial to summarize our understanding regarding the terms of my employment with the Exchange. I have also outlined the steps I have taken, and plan to take, regarding my previous relationship with Goldman Sachs.

Terms of Employment

I will join the New York Stock Exchange, effective January 15, 2004, and during my employment will serve as Chief Executive Officer and a member of the Board of Directors. In such position, I will report directly to the Board of Directors and will have principal responsibility for the management and operational activities of the Exchange, while responsibility for compliance and regulatory matters regarding member trading firms, securities laws and exchange rules will be retained by the Regulatory Oversight & Regulatory Budget Committee of the Board. I understand that for the foreseeable future, the position of Chairman of the Board will be separated from the position of Chief Executive Officer. My principal place of employment, subject to necessary travel, will be the Exchange’s principal corporate headquarters in New York, N.Y.

I understand that, unless otherwise increased in the future in the sole discretion of the Board, my annual cash compensation while I am employed by the Exchange will be $4,000,000, payable each year in regular, approximately equal installments. I will participate in any welfare, pension and other employee benefit, fringe benefit or perquisite plans, programs or arrangements as the Exchange shall, in its discretion, maintain, contribute to, or sponsor for the benefit of other employees of the Exchange from time to time on a basis no less favorable than is provided to any other employees of the Exchange; provided that I will not participate in the Exchange’s current “SERP” arrangement. I also understand that the Exchange will employ my existing executive assistant and driver, or another assistant and/or driver of my choosing, on commercially reasonable terms.

Prior Relationship With Goldman Sachs

The following is a summary of existing (or prior) relationships with Goldman Sachs and the steps I have taken, or plan to take, as applicable, with respect thereto.

A. Employment and Compensation:

•	I have resigned, effective January 14, 2004, from all executive officer, board and other employment positions with Goldman Sachs and its affiliates.

•	I am entitled to a small pension from Goldman Sachs (approximately $7,000 per annum) following my retirement with Goldman Sachs, with payment commencing when I turn 65. I propose to leave this pension in place due to (i) the de minimis amount involved, (ii) the fact that the payment of the pension is not dependent upon the business activities of Goldman Sachs and (iii) the fact that, presumably, I will have retired from the Exchange prior to commencement of payment of this benefit from Goldman Sachs.

•	As soon as practicable, I intend to transfer the account balance from my Goldman Sachs sponsored 401(k) and money purchase pension plans to qualified plans sponsored by the Exchange and/or to an IRA or Keogh plan.

•	I currently have excess liability insurance coverage under an insurance policy that was arranged by Goldman Sachs, although the premiums on such policy for the current coverage period have been fully paid. I propose to leave this insurance policy in place for the remainder of the current coverage period since the coverage is not dependent upon the business activities of Goldman Sachs and no premium payments on the policy will be paid by Goldman Sachs.

•	I currently participate in various Goldman Sachs group health plans and understand that I will be entitled to continued coverage under such plans through the end of January, 2004. Thereafter, I will be entitled to continued coverage under such plans provided that I continue to make premium payments (which are not subsidized by Goldman Sachs). I propose to leave this insurance coverage in place since the coverage is not dependent upon the business activities of Goldman Sachs and if I discontinue this coverage, it will no longer be available to me following the termination of my employment with the Exchange.

•	I remain entitled to tax indemnification from Goldman Sachs against potential increases in my taxes that relate to activities of Goldman Sachs or certain of its affiliates in respect of periods prior to Goldman Sachs’ initial public offering. I propose leaving this arrangement in place since it is not dependent upon the business activities of Goldman Sachs and relates to transactions occurring in prior years.

B. Equity Securities:

•	No later than January 31, 2004, I intend to transfer all shares of common stock of Goldman Sachs that I own (other than shares described below) to a “blind” grantor trust, administered by one or more third party trustees pursuant to which such trustee(s) will have sole investment authority. The trust will not make additional purchases of Goldman Sachs shares and I will not be entitled to receive information regarding acquisition, disposition or holdings of specific securities (including Goldman Sachs shares). Some of the shares of Goldman Sachs that I currently own (as well as shares currently owned by the GRATs (described below)) are subject to restrictions on transfer. However, I have asked Goldman Sachs to waive such (and expect Goldman Sachs will approve the waiver of such) transfer restrictions no later than January 29, 2004.

•	I currently hold options to acquire Goldman Sachs shares which are non-transferable and, in some cases, not currently exercisable. I have asked Goldman Sachs to modify (and expect Goldman Sachs’ compensation committee to approve at their January 29, 2004 meeting, the modification of) such options to immediately accelerate the exercisabilty of any then unexercisable options and permit the transfer of such options to the blind trust. Assuming such approval is obtained, no later than January 31, 2004 I intend to transfer all such options to the blind trust.

•	I currently hold restricted stock units relating to Goldman Sachs shares pursuant to which delivery of shares is currently delayed until subsequent calendar years. I have asked Goldman Sachs to modify (and expect Goldman Sachs’ compensation committee to approve at their January 29, 2004 meeting, the modification of) such restricted stock units to immediately accelerate the delivery of the shares underlying such units. Assuming such approval is obtained, I intend to establish a Rule 10b5-1 program to effect, or otherwise effect, the prompt, and orderly sale, of securities of Goldman Sachs I receive pursuant to the settlement of such restricted stock units.

•	I had previously established Grantor Retained Annuity Trusts (“GRATs”) to which I had contributed shares of Goldman Sachs. No later than January 31, 2004, I intend to resign as a trustee under the GRATs and designate one or more new third party trustee(s) for each such GRAT who will have sole investment authority with respect to the assets of the GRATs. The trustees of the GRATs will be advised that it is not my wish that they purchase any further shares of Goldman Sachs and, in any event, I will retain no control over, and have no knowledge of, the security positions in the GRATs. I will also direct that the annuity payments to be made to me from the GRATs in the form of Goldman shares or other securities of companies which are members of the Exchange (or affiliates thereof) be paid directly to the blind trust.

•

I had previously established two charitable foundations to which I had contributed shares of Goldman Sachs and of which I, and my wife, Carmen, are co-trustees. No later than January 31, 2004, my wife and I intend to resign as trustees and appoint one or more new third party trustee(s) for each such charitable foundation who will have sole investment authority with respect to the assets of the foundation, although my wife and I will continue to have authority to determine the recipients, and amounts. of charitable gifts to be made by the foundations. The trustees of the foundations will be advised that it is not my wish that they purchase any further shares of Goldman Sachs and, in any event, I will retain no control over, and have no knowledge of, the security positions in the foundations.

•	My wife, Carmen, currently has an ownership interest in Goldman Sachs sponsored merchant banking partnerships. She intends to retain this interest because the underlying investments of the partnerships are not related to Goldman Sachs.

•	My wife, Carmen, currently owns a de minimis number (approximately 512) of shares of Schering-Plough that she previously received as a gift. As soon as practicable, we will arrange to dispose of such shares.

C. Other Matters:

•	I am currently the custodian of several UTMA accounts for my children. No later than January 31, 2004, I intend to resign as custodian of these accounts.

•	I am currently the Trustee of one or more trusts and/or foundations for families other than my own. As soon as practicable, I intend to resign as trustee with respect to such trusts.

•	I will provide the Exchange with a list of any other investments that my wife, Carmen, and I hold that are not otherwise described above. To the extent the Exchange notifies me that any such investments are on the Exchange’s restricted list, I will either dispose of such investments or transfer such investments to the blind trust, as soon as practicable.

•	I currently receive family office services, tax preparation services and related administrative support from Goldman Sachs on a non-subsidized basis and which I pay for. I propose to continue using these services because of my existing advisor’s familiarity with my personal affairs and because these services are not dependent upon the business activities of Goldman Sachs.

D. Recusal:

I am committed to the highest standards of ethical conduct. In connection with my employment with the Exchange, I will not participate in any particular matter which in violation of applicable rules or Exchange policy would have a direct and predictable effect on my financial interests or those of my wife. In particular, I will instruct my subordinates (or other designees acceptable to the Board) to handle any such matter from which I have recused myself.

In order to avoid any appearance of a conflict of interest, I shall recuse myself until otherwise requested by the Board from any particular matters directly involving Goldman Sachs or its affiliates, including, without limitation, the current investigative and related matters with respect to Spear, Leeds & Kellogg. Finally, I will recuse myself from participation on a case-by-case basis in any particular matter in which, in my judgment, it is desirable for me to do so in order to avoid the possible appearance of impropriety, despite the lack of any actual conflict.

Please confirm that the foregoing summary is consistent with your understanding.

Sincerely,

/s/ John A. Thain
John A. Thain

NEW YORK STOCK EXCHANGE, INC.

/s/ John S. Reed

John S. Reed

Chairman